Williams Controls Reports Fiscal Year End 2005 Results

PORTLAND, OR -- 12/05/2005 -- Williams Controls, Inc. (the "Company") (OTC: WMCO) today announced results for its 2005 fourth quarter and full year ended September 30, 2005.

Net sales of $17,488,000 for the fourth quarter ended September 30, 2005 were up 9.9% from $15,908,000 reported in the fourth quarter last year. Net sales for the year ended September 30, 2005 increased $9,366,000, or 16.1%, to $67,416,000 from $58,050,000 for the comparable period in fiscal 2004. The Company reported net income in the fourth quarter of fiscal 2005 of $2,396,000, or $.05 per diluted share, compared to a net loss of $7,782,000, or ($0.33) per diluted share, for the corresponding quarter in 2004. For the year ended September 30, 2005, net income was $7,495,000, or $.16 per diluted share, compared to a net loss of $4,058,000, or ($0.19) per diluted share, for the year ended September 30, 2004. Included in the fiscal 2004 fourth quarter and full year 2004 results is a charge of $19,770,000 for loss on extinguishment of debt related to the elimination of all outstanding Series B preferred stock and accrued dividends, and an income tax benefit of $9,401,000, primarily relating to reversal of the valuation allowance on certain deferred tax assets.

The increase in 2005 sales for both the fourth quarter and year ended September 30, 2005 was primarily due to higher unit volumes to our heavy truck, transit bus and off-road customers in North America, Europe and Asia.

Gross profit improvements in both the fourth quarter and the full year were driven by the higher sales volumes. Gross profit improved to $5,986,000 in the fourth quarter of fiscal 2005, a 9.2% increase from the $5,484,000 in the fourth quarter of fiscal 2004. Gross profits for the year ended September 30, 2005 improved to $23,013,000, a 22.3% increase from gross profits in fiscal 2004 of $18,816,000.

During fiscal 2005, the Company embarked on several strategic growth initiatives, which included establishing sales and manufacturing operations in China, opening a sales and technical office in Europe, and developing sensors for use in our electronic throttle control product lines. These initiatives, as well as other factors, resulted in an overall increase in operating expenses during fiscal 2005 as compared to fiscal 2004. Operating expenses for the fourth quarter of 2005 decreased $144,000 compared to the same quarter in 2004; however, for the full year ended September 30, 2005, operating expenses increased $1,173,000 over the prior year.

Interest expense on debt for the fourth quarter and year ended September 30, 2005 of $325,000 and $1,459,000, respectively, is related to the new bank debt drawn on September 30, 2004 in conjunction with the 2004 recapitalization. During fiscal 2004, the Company had minimal bank debt. In the fourth quarter and year ended September 30, 2004, the Company recorded $863,000 and $3,245,000, respectively, of interest expense related to dividends and accretion of outstanding Series B preferred stock. As part of the 2004 recapitalization, all outstanding Series B preferred stock and associated dividends were eliminated.

For the year ended September 30, 2005, the Company recorded tax expense of $4,279,000 at an effective tax rate of 36.3%. Prior to the fourth quarter of fiscal 2004, the Company had recorded a full valuation allowance on its deferred tax assets. During the fourth quarter of fiscal 2004, the Company reduced the valuation allowance, which resulted in an income tax benefit during the quarter of $9,401,000.

Williams Controls' President and Chief Executive Officer, Patrick W. Cavanagh stated, "We are pleased with our performance over the last year. The Company achieved substantial growth in sales and net profits while significantly reducing our debt." He continued, "Progress at our recently opened manufacturing facility in China and our sales and technical center in Germany has been promising." He continued, "In addition, we anticipate that our technology license for advanced non-contacting sensor technology will enable us to respond faster and at lower costs to our customers' requirements." He concluded, "During the last year we have positioned the Company to take advantage of international opportunities while investing in improving our competitive position with better technology and lower costs."

Williams will hold an investor conference call at 1:15 Pacific Time on Tuesday, December 6, 2005 to provide an overview of the fourth quarter and fiscal 2005 financial performance and business highlights.

You are invited to listen to the live webcast of our conference call at our website, www.wmco.com. You may also listen to the call by dialing 1-888-665-2348 (domestic) or 1-706-643-4013 (international). Participants should call prior to the start time to allow for registration. The Conference Access Code is 3010689. An audio replay will be available by telephone through December 31, 2005. The telephone number to access the replay is 1-800-642-1687 (domestic) and 1-706-645-9291 (International). The access code will be 3010689.

ABOUT WILLIAMS CONTROLS

Williams Controls is a leading designer and manufacturer of Electronic Throttle Control Systems for the heavy truck and off-road markets. For more information, you can find Williams Controls on the internet at www.wmco.com.

The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

                        Williams Controls, Inc.
         Unaudited Condensed Consolidated Statements of Operations
        (Dollars in thousands, except share and per share amounts)

                        Three month  Three month
                       period ended period ended   Year ended   Year ended
                           9/30/05     9/30/04      9/30/05      9/30/04
                           -------     -------      -------      -------
Net sales               $    17,488  $    15,908  $    67,416  $    58,050
Cost of sales                11,502       10,424       44,403       39,234
Gross profit                  5,986        5,484       23,013       18,816
Research and development
 expense                        788          806        3,233        3,042
Selling expense                 368          291        1,342        1,192
Administration expense        1,299        1,502        5,696        4,864
Operating income from
 continuing operations        3,531        2,885       12,742        9,718
Interest income                 (26)          (1)         (59)          (3)
Interest expense - Debt         325           16        1,459           72
Interest expense -
 Series B Preferred
 Stock dividends and
 accretion                        -          863            -        3,245
Other (income) expenses,
 net                            (86)        (469)        (109)        (221)
Gain on put/call option
 agreement                        -            -         (323)           -
Loss on extinguishment
 of debt                          -       19,770            -       19,770
Income (loss) from
 continuing operations
 before income taxes          3,318      (17,294)      11,774      (13,145)
Income tax expense
 (benefit)                      922       (9,401)       4,279       (9,265)
Net income (loss) from
 continuing operations        2,396       (7,893)       7,495       (3,880)
(Gain) loss from
 discontinued operations          -         (111)           -          178
Net income (loss)             2,396       (7,782)       7,495       (4,058)
Earnings per share
 information:
Income (loss) per common
 share from continuing
 operations - basic and
 diluted                $      0.05  $     (0.33) $      0.16  $     (0.18)
Loss per common share
 from discontinued
 operations - basic and
 diluted                          -        (0.00)           -        (0.01)
Net income (loss) per
 common share - basic
 and diluted            $      0.05  $     (0.33) $      0.16  $     (0.19)
Weighted average shares
 used in per share
 calculation - basic     46,734,006   23,275,809   46,659,499   21,867,137
Weighted average shares
 used in per share
 calculation - diluted   47,838,998   23,275,809   47,761,142   21,867,137

                        Williams Controls, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                         (Dollars in thousands)

                                                September 30, September 30,
                                                    2005          2004
                                                ------------- -------------
                        Assets
Current Assets:
  Cash and cash equivalents                      $   5,052    $    2,482
  Trade accounts receivable, net                     8,896         8,193
  Other accounts receivable                            579           424
  Inventories                                        4,433         3,777
  Deferred income taxes                              1,868         2,116
  Prepaid expenses and other current assets            308           290
     Total current assets                           21,136        17,282

Property, plant and equipment, net                   7,455         5,402
Deferred income taxes                                3,520         7,247
Other assets, net                                    1,394         1,194
     Total assets                                $  33,505    $   31,125

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
  Accounts payable                               $   5,449    $    4,084
  Accrued expenses                                   5,225         4,969
  Current portion of employee benefit obligations    1,439         1,240
  Current portion of long-term debt and
   capital lease obligations                         5,503         3,454
     Total current liabilities                      17,616        13,747

Long-term Liabilities:
  Long-term debt and capital lease obligations       8,126        16,640
  Employee benefit obligations                       6,934         7,440
  Other long-term liabilities                          248           333

Stockholders' Equity (Deficit):
  Preferred stock (Series C)                             -             -
  Common stock                                         467           466
  Additional paid-in capital                        36,093        35,960
  Accumulated deficit                              (29,963)      (37,458)
  Treasury stock                                      (377)         (377)
  Accumulated other comprehensive loss              (5,639)       (5,626)

     Total stockholders' equity (deficit)              581        (7,035)
     Total liabilities and stockholders'
      equity (deficit)                           $  33,505    $   31,125

Contact:
Dennis E. Bunday
Executive Vice President and
Chief Financial Officer
Telephone: (503) 684-8600